UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOVADO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 25, 2015

The 2015 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 25, 2015 at 10:00 a.m., at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018 for the following purposes:

1.	To elect nine directors to serve on the Board until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 30, 2015 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2015 via the Internet and how to vote online.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: May 13, 2015	By order of the Board of Directors

Timothy F. Michno
Secretary and General Counsel

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting.  Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held Thursday, June 25, 2015
Some Questions You May Have Regarding This Proxy Statement

What is the purpose of these materials?

The Board of Directors (the “Board”) of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2015 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 25, 2015 at 10:00 a.m. at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2015 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 13, 2015.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of nine directors to serve on the Board;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016; and

3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock at the close of business on April 30, 2015, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board and has retained Broadridge Investor Communications Solutions, Inc., professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Material and the Proxy Statement and Broadridge’s fee, which we expect to be approximately $10,000.

What are my voting rights?

Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. At the close of business on April 30, 2015, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 17,264,155 shares of Common Stock outstanding and 6,685,877 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock are hereinafter referred to together as the “Capital Stock”. A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board recommend that I vote?

 The Board recommends that you vote:
1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and
3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet.  Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners.  All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials via the Internet or to request a printed set may be found on the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

•	view proxy materials for the Annual Meeting via the Internet; and
•	instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.

How do I vote?

If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or mail in a proxy card, you may still attend the Annual Meeting and vote in person but, in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on April 30, 2015.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

•	providing another proxy, using any of the available methods for voting, with a later date;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•    voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date who are present in person or represented by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote either way and reports the number of such shares as broker “non-votes.”  Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum. Non-routine matters include: the election of directors and the approval, on an advisory basis, of executive compensation of the Company’s named executive officers. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting.  Approval of the proposals to: (i) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to the aforementioned proposals, abstentions will not be counted as votes cast in accordance with New York law.  For this reason, abstentions will have no effect on the election of directors or the advisory vote to approve the compensation of the Company’s named executive officers.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Timothy F. Michno, our General Counsel and Corporate Secretary, and to Sallie A. DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our fiscal 2015 Annual Report is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 by visiting our website or by sending a request in writing to Timothy F. Michno, Corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?

Under the SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2016 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 12, 2016. In addition, our by-laws provide that for directors to be nominated or other proposals to be properly presented at the 2016 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2016 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2016 Annual Meeting is made or the notice of the meeting is mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s Class A Common Stock and Common Stock beneficially owned as of April 30, 2015 (except as otherwise noted in footnotes 3, 6, 7, 12 and 13) by (i) each shareholder known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each current director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.

			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned (1)	Shares of Common Stock Beneficially Owned (1)	Class A Common Stock (1)	Common Stock (1)	Percent of Total Voting Power (1)
Margaret Hayes Adame (2)	-	26,114	-	*	*
BlackRock Inc. (3)	-	1,576,762	-	9.1%	1.9%
Peter A. Bridgman	-	4,147	-	*	*
Richard J. Coté (4)	-	637,482	-	3.7%	*
Sallie A. DeMarsilis (5)	-	43,349	-	*	*
Dimensional Fund Advisors LP (6)	-	1,471,708	-	8.5%	1.7%
Goldman Sachs Asset Management, L.P. (7)	-	896,596	-	5.2%	1.2%
Alexander Grinberg (8)	3,990,806	7,643	50.7%	*	47.4%
Efraim Grinberg (9)	5,739,508	238,204	85.8%	1.4%	68.4%
Alan H. Howard (2)	-	28,226	-	*	*
Richard Isserman (2)	-	13,070	-	*	*
Nathan Leventhal (2)	-	8,660	-	*	*
Frank A. Morelli (10)	--	50,009	-	*	*
Miriam Phalen (11)	3,910,567	15,721	58.5%	*	46.5%
Ricardo Quintero	-	-	-	-	-
Maurice S. Reznik	-	11,286	-	*	*
Rocye & Associates LLC (12)	-	1,968,221	-	11.4%	2.3%
The Vanguard Group, Inc. (13)	-	1,189,821	-	6.9%	1.4%
All executive officers and directors as a group (13 persons) (14)	6,074,674	1,092,955	90.9%	6.3%	76.5%
___________________________
* Denotes less than one percent

The address for Messrs. Bridgman, Coté, A. Grinberg, E. Grinberg, Howard, Isserman, Leventhal, Morelli, Quintero, Reznik and Ms. Hayes Adame, Ms. DeMarsilis and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)	Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated. Except as otherwise indicated, the persons listed have advised the Company that they have sole voting power and sole dispositive power with respect to the shares of Class A Common Stock and of Common Stock indicated as owned by them.

(2)	The total number of shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame, Mr. Howard, Mr. Isserman and Mr. Leventhal includes the following number of shares which each has the right to acquire by the exercise of options under the Company’s 1996 Stock Incentive Plan as amended and restated as of April 8, 2004 and as further amended and restated as of April 4, 2013 (the “Stock Plan”): Ms. Hayes Adame and Mr. Howard: 4,500 shares, each; Mr. Isserman: 3,000 shares and Mr. Leventhal: 1,500 shares.

(3)	On January 22, 2015, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 31, 2014 of 1,576,762 shares of Common Stock. It reported having sole voting power as to 1,523,710 of such shares and sole dispositive power as to all such shares. It also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(4)	The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 61,600 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan and 2,120 shares held by a trust for the benefit of his children as to which shares Mr. Coté has shared dispositive power with his spouse who is the trustee with sole voting power. The total also includes 169,388 shares held by a trust for the benefit of his children as to which Mr. Coté’s spouse is the sole trustee with sole voting and dispositive power and 13,800 shares held by a charitable foundation as to which Mr. Coté and his spouse share dispositive and voting power. Mr. Coté disclaims beneficial ownership of the 171,508 shares of common stock held in trust for the benefit of his children and the 13,800 shares held by the charitable foundation.

(5)	The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 18,800 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(6)	On February 5, 2015, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2014 of 1,471,708 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,422,857 of the shares. DFA also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)	On February 12, 2015, in a filing on Schedule 13G under the Exchange Act, Goldman Sachs Asset Management, L.P. together with GS Investment Strategies, LLC (“Goldman”) reported beneficial ownership as of December 31, 2014 of 896,596 shares of Common Stock. Goldman reported having shared dispositive power as to all such shares and shared voting power as to 849,429 of such shares. It also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Goldman is 200 West Street, New York, NY 10282.

(8)	The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner, and 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners, a Delaware general partnership (“GGP”) which is the general partner of GPLP, Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP and shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts.

(9)	Of the shares reported as beneficially owned by Mr. E. Grinberg: 158,000 are shares of Common Stock which Mr. E. Grinberg has the right to acquire by the exercise of options under the Company’s Stock Plan; 6,425 are shares of Common Stock held by a remainder trust for the benefit of Mr. E. Grinberg (“Remainder Trust), for which trust Mr. E. Grinberg is co-trustee together with Sharon Trulock with whom he shares voting and dispositive power; and 5,000 are shares of Common Stock held by the Efraim Grinberg Family Foundation for which Mr. E. Grinberg is one of two directors with shared voting and dispositive power. The balance of Mr. E. Grinberg’s shares is comprised of shares of Class A Common Stock. Included in Mr. E. Grinberg’s total number of shares of Class A Common Stock are: an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, of which trusts Mr. E. Grinberg is sole trustee; 342,570 shares held by seven testamentary trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee and 1,695 shares held by a testamentary trust for the benefit of Mr. E. Grinberg and his siblings of which Mr. E. Grinberg is the sole trustee. As sole trustee of the foregoing trusts, Mr. E. Grinberg has sole investment and voting power with respect to the Class A Common Stock held in such trusts. In addition, the number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes: an aggregate of 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself; 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew and 1 share held by the Remainder Trust. Mr. E. Grinberg is co-trustee with Sharon Trulock for all three of these trusts and, as co-trustee, Mr. E. Grinberg has shared voting and dispositive power, together with Ms. Trulock, with respect to the Class A Common Stock held in such trusts. The number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes 38,000 shares held by CAP I Partners L.P., which Mr. E. Grinberg beneficially owns as the managing partner of CAP I Partners LLC (the general partner of CAP I Partners L.P.) with sole power to vote and dispose of such shares. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP. As the managing partner of GGP, the general partner of GPLP, Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg also shares voting power with respect to such shares with Ms. Phalen and with Alexander Grinberg, both of whom are also limited partners of GPLP. Of the shares of Class A Common Stock held by trusts of which Mr. E. Grinberg is sole trustee or co-trustee (other than the shares held in the Remainder Trust), Mr. E. Grinberg disclaims beneficial ownership as to the 955,348 shares held by the trusts for the benefit of his siblings of which he is trustee or co-trustee; the 855 shares held by the trust for the benefit of his nephew, and the 342,570 shares held by the seven testamentary trusts for the benefit of his children and the children of his siblings. Mr. E. Grinberg also disclaims beneficial ownership as to the 38,000 shares of Class A Common Stock owned by CAP I Partners L.P. and the 3,655,640 shares of Class A Common Stock owned by GPLP, except, in each case, to the extent of his pecuniary interest therein.

(10)	The total number of shares of Common Stock beneficially owned by Mr. Morelli includes 28,400 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(11)	Of the shares of Class A Common Stock reported as beneficially owned by Ms. Phalen: 21 are owned jointly with her husband, as to which she shares voting and dispositive power with him, and 3,655,640 are owned by GPLP, in which Ms. Phalen is a limited partner. Ms. Phalen shares voting power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GPLP, GGP (GPLP’s general partner), Mr. E. Grinberg (GGP’s Managing Partner) and Mr. Alexander Grinberg. Of the shares of Common Stock reported as beneficially owned by Ms. Phalen, 5,786 shares are owned jointly with her husband, as to which she shares voting and dispositive power with him.

(12)	On January 15, 2015, in a filing on Schedule 13G under the Exchange Act, Royce & Associates, LLC (“Royce”) reported beneficial ownership as of December 31, 2014 of 1,968,221 shares of Common Stock, as to which it has sole dispositive and sole voting power. Royce also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Royce is 745 Fifth Avenue, New York, NY 10151.

(13)	On February 9, 2015, in a filing on Schedule 13G under the Exchange Act, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of December 31, 2014 of 1,189,821 shares of Common Stock, as to which it reported having shared dispositive power of 25,836 shares; sole voting power of 27,036 shares and sole dispositive power of 1,163,985 shares. Vanguard reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(14)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power..

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors.  Under the Company's by-laws, the Board of Directors can change the number of directors comprising the entire Board so long as the number is not less than three.  The Board currently consists of nine directors.

All of the nominees are members of the present Board of Directors.  If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company’s by-laws.  Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote.  Abstentions will not be counted for purposes of the election of directors.  The Board recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position
Margaret Hayes Adame	75	1993	Director
Peter A. Bridgman	62	2014	Director
Richard J. Coté	60	2000	Vice Chairman and Chief Operating Officer; Director
Efraim Grinberg	57	1988	Chairman of the Board of Directors and Chief Executive Officer; Director
Alex Grinberg	52	2011	Senior Vice President Customer/Consumer Centric Initiatives; Director
Alan H. Howard	55	1997	Director
Richard Isserman	80	2005	Director
Nathan Leventhal	72	2003	Director
Maurice Reznik	60	2011	Director

Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company's directors.  There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

 Margaret Hayes Adame is the President and Chief Executive Officer of Fashion Group International, Inc., an international,  non-profit trade organization working with the fashion industry, which she joined in March 1993.  From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. For more than 19 years, she was also a member of the board of directors of International Flavors & Fragrances, Inc., a manufacturer and supplier of flavors and fragrances for the food, beverage, personal care and household products industries.  She also serves on the Board of Trustees of Montefiore Medical Center. Her expertise in the areas of retail and fashion provide her with a thorough understanding of numerous issues involving the Company’s products and customers and makes her very suitable for service on the Board.

Peter A Bridgman served as SVP and General Auditor at PepsiCo Inc. before his election to the Board of Directors of the Company in February 2014. From 2000 to 2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world.   From 1992 to 2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985 to 1992, he held positions of increasing responsibility at Pepsi International.  Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the United States and a Chartered Accountant in England. Mr. Bridgman’s extensive experience in financial reporting and internal control and his background in public accounting qualify him for service on our Board and bring the Board additional expertise in these areas.

Richard Coté joined the Company in January 2000 as Executive Vice President – Finance and Administration.  In May 2001, Mr. Coté was promoted to Executive Vice President - Chief Operating Officer; in March 2010, he was promoted to the position of President and Chief Operating Officer and in July 2014 he was promoted to his current position as Vice Chairman and Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a global consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations. Prior to joining Colgate-Palmolive, Mr. Coté spent eight years at KPMG LLP in public accounting. He is a licensed CPA. Mr. Coté’s extensive experience in the areas of international business, accounting and corporate operations make him well qualified to deal with the challenges and opportunities of overseeing the operations and general management of the Company and for service on the Board.

Efraim Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing.  From June 1990 to October 1995, Mr. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President.  In May 2001, Mr. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chairman of the Board. In March 2010 Mr. Grinberg resigned as President. He continues to  serve as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Grinberg’s more than three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with a detailed and extensive knowledge of the Company’s brands, markets, competitors, customers and virtually every other aspect of its business and the industry as a whole and qualifies him for service on the Board. Mr. Grinberg also serves on the board of directors of Lincoln Center for the Performing Arts, Inc. and the Jeweler’s Fund for Children.

Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010, when he was appointed to his current position of Senior Vice President of Customer/Consumer Centric Initiatives with responsibility for creating programs to enhance the Company’s relationships with its retail partners and improve its worldwide customer service and after sales service performance.  Mr. Grinberg’s many years with the Company, during which time he has held a number of positions in sales and brand management and his international experience, make him well qualified for service on the Board.

Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. In addition, Mr. Howard is the President of Dynatech/MPX Holdings LLC (“D/M Holdings”), a privately held company that is a global supplier and service provider of military aircraft parts for multiple platforms and engines. Mr. Howard has been a member of  the Board of Directors of D/M Holdings since 2012 and also sits on the Boards of its two operating companies, Military Parts Exchange LLC and Dynatech International LLC. He is also currently a Senior Advisor at Rossoff & Company LLC, an independent investment banking firm that provides advice on mergers and acquisitions, corporate finance and restructurings and assists on raising debt and equity capital in the private and public markets. From September 2008 through June 2010 he was Managing Partner of S3 Strategic Advisors LLC which provides strategic advice to hedge funds and asset managers. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international provider of financial services. He had been with CSFB and its predecessor companies since 1985. As a Managing Director in the Global Industrial and Services Investment Banking Group, he was an advisor to several of the company's most important clients on mergers and acquisitions, corporate finance and capital raising assignments. With his broad experience in investment banking, Mr. Howard is able to provide the Board with corporate finance, capital markets and mergers and acquisitions experience.

Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and for 26 years served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. He is a licensed New York state CPA. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues.

Nathan Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He chaired Mayor Michael Bloomberg’s Committee on Appointments during his three terms as Mayor and was a Commissioner on the New York City Planning Commission from 2007 to 2011. He currently serves on the boards of a number of equity, fixed income and money market funds managed by the Dreyfus Corporation, an investment advisor, and serves on the Budget and Finance Committee of the Town of Southampton, New York. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner. Other New York City governmental positions held by Mr. Leventhal include Fiscal Director of the Human Resources Administration, Commissioner of Rent and Housing Maintenance, Commissioner of Housing Preservation and Development, and Secretary of the New York City Charter Revision Commission.  In Washington, D.C., Mr. Leventhal served as an attorney in the Office of the Air Force General Counsel, Assistant to the Executive Director of the Equal Employment Opportunity Commission, and Chief Counsel to the U.S. Senate Subcommittee on Administrative Practice and Procedure.  In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus. Mr. Leventhal’s wealth of experience in the areas of government, law, public policy, fiscal affairs and management make him well qualified to serve on our Board.

     Maurice Reznik is the CEO of the Women’s Intimate Apparel division in the United States and Great Britain for Delta Galil Industries, Ltd. and President of Delta Galil USA. He served as the Chief Executive Officer and a member of the board of directors of Maidenform Brands, Inc., a global intimate apparel company, from July 2008 to April 2014. From May 2004 until July 2008, he was President of Maidenform Brands with responsibility for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of Maidenform Brands’ predecessor company and, in the 19 years prior to joining Maidenform, held various sales and management positions in the intimate apparel industry, including President of Warner’s Intimate Apparel Group, a division of Warnaco, Inc., a global intimate apparel, swimwear and sportswear company. Mr. Reznik is also the founder of the For Love of Life Colon Cancer charity and serves on the boards of Dignity U Wear and Queens College. He also serves on the Parent Leadership Council of Shatterproof, a 501(c)(3) organization dedicated to reducing the impact of addiction on families across America. With over 30 years of experience working in positions of increasing responsibility in the intimate apparel industry and as the CEO of a public, consumer products company, Mr. Reznik has expertise in product design and sourcing, wholesale, retail, brand development and merchandising as well as in core business areas such as strategy and business development, operations, brand management, finance, compliance and risk management, all of which make him well qualified to serve on the Board.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Prior to January 31, 2009, the positions of Chairman of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chairman, Mr. Gedalio Grinberg, the Board appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting Board member, to also serve as Chairman.  In making the decision to combine the positions of the Chairman and Chief Executive Officer, the Board took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, all other aspects of the Company’s business and concluded that he is the director most capable of guiding our business, at both the strategic and operational levels.

In May 2011, upon the recommendation of the Nominating/Corporate Governance Committee, the Board established the position of “lead director” to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine from time to time. Mr. Howard was appointed by the Board as lead director at that time and currently continues to serve in that capacity, in addition to chairing the Compensation Committee. The primary duties of the lead director include providing advice on agendas for and the scheduling of Board meetings, advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company's management to the Board, serving as the principal liaison for consultation and communication between the independent directors of the Board and the Chairman, without inhibiting direct communication between the Chairman and the other directors, and presiding at meetings of the Board in the absence of or upon the request of the Chairman and presiding at all meetings of the independent directors.

The composition of the Board, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board leadership structure is serving the Company well at this time.

Board Meetings and Committees

In fiscal 2015, the Board of Directors held ten meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has three committees:
•    Audit;
•    Compensation; and
•    Nominating/Corporate Governance.

The members of the committees and their chairs are appointed by the Board annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance”, “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder.  The current committee membership is as follows:

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Peter A. Bridgman	Margaret Hayes Adame	Margaret Hayes Adame
Alan H. Howard	Nathan Leventhal	Peter A. Bridgman
Maurice Reznik	Maurice Reznik	Richard Isserman

* Committee Chair

               Audit Committee

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2015.

The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review with management and the Company’s independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee held eight meetings in fiscal 2015. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee was at all times during fiscal year 2015 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

               Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee held two meetings in fiscal 2015. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board and each of its committees.

The Board and individual committee self-assessments typically occur each May or June. The annual Board self-assessment is organized by the chairman of the Nominating/Corporate Governance Committee who generally circulates a list of proposed key discussion topics as well as current and relevant governance issues in advance of the meeting to each member of the Board for review, consideration and input. Topics are centered on Board practices and performance and are intended to and do engender analysis and robust discussion. Management members of the Board attend and participate in the first part of the self-assessment meeting together with the independent directors, after which the independent directors meet alone. At the first regularly scheduled Board meeting following the self-assessment meetings, the Nominating/Corporate Governance Committee chairman reports to the full Board on the results of the Board self-assessment. Based on those results and any recommendations coming out of the self-assessment, the Board may implement changes, as appropriate, to its corporate governance guidelines or other processes.

Identifying and Evaluating Candidates for the Board

In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials.  In addition, the  Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.  While the Nominating/Corporate Governance Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions.

Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee.  To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;
•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;
•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and
•	Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.
 Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste.  375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting and financial officers.

The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance”. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print, without charge, upon the written request of any shareholder.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent.  No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the  viewpoint  of  persons  or  organizations  with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).  In accordance with the NYSE listing standards, the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:

•	A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

•	A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those three members who are employees of the Company (namely Alex Grinberg, Efraim Grinberg and Richard Coté), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors.  The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The non-management directors hold regular executive sessions without management at least once each quarter.  The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.

Board Role in Risk Oversight

While management is responsible for  managing  the various risks that may arise in the course of the Company’s business,  the Board has a role in the oversight of the risk management process.  The Board and, as appropriate, its committees regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Company’s General Counsel, the Senior Vice President of Human Resources, the Senior Vice President of Global Business Processes and Chief Information Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board. Management also regularly discusses with the Board strategic initiatives and the associated risks. The Board also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, risks associated with the Company’s information systems and data privacy, foreign currency risks, risks associated  with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the same day as Board meetings.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees.  The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee.  The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and are based on measurable factors and objective criteria that are transparent to shareholders.  The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

              Communications with the Board of Directors

Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of the directors to attend each annual meeting of shareholders.  To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders.  All members of the Board of Directors attended the 2014 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

For detailed information concerning Richard Coté and Efraim Grinberg, see the listing for each under the heading “ELECTION OF DIRECTORS” above.  The names of the other executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position
Ricardo Quintero	51	President
Sallie A. DeMarsilis	50	Chief Financial Officer; Principal Accounting Officer
Frank A. Morelli	64	Senior Vice President Global Business Processes and Chief Information Officer
Timothy F. Michno	58	Secretary and General Counsel

Mr. Quintero was elected President of the Company in July 2014. From September 2010 until immediately prior to joining the Company, Mr. Quintero, served as Senior Vice President/Global General Manager - Market Development at Clinique Laboratories LLC, a manufacturer, distributor and marketer of skin care and makeup products sold globally under the Clinique brand name, a division of The Estée Lauder Companies Inc., an NYSE listed manufacturer and marketer of  skin care, makeup, fragrance and hair care products sold globally under a number of brand names including Estée Lauder, Aramis, Clinique, Origins, Bobbi Brown, La Mer and Aveda, as well as licensed brands. Prior to September 2010, Mr. Quintero held various managerial positions of increasing responsibility at The Estée Lauder Companies beginning in 1999, including Senior Vice President, General Manager – The Americas (from July 2008 to August 2010), Senior Vice President, General Manager International (from July 2005 to June 2008) and before July 2005 as General Manager at Estée Lauder subsidiaries in South Korea and Mexico. Prior to joining The Estée Lauder Companies, Mr. Quintero was Owner and General Manager of Celestar de Mexico, a family owned apparel manufacturer, marketer and retailer, where he developed and introduced Walt Disney’s apparel business in the Mexican department store channel, in addition to launching multiple product lines.

Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a publicly traded global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with Ann Inc. (formerly known as Ann Taylor Stores Corporation) from November 1994 through December 2004, including Controller and Senior Vice President of Finance. Ann Inc. is a publicly traded specialty retailer in the United States of women's apparel, shoes and accessories. Ms. DeMarsilis is a certified public accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining Ann Inc.

Mr. Morelli  began with the Company in February 2006 as Senior Vice President Business Processes and Chief Information Officer. Immediately prior to joining the Company and since 1995,  Mr. Morelli was the Vice President – Global Information Technology at Colgate-Palmolive, a global consumer goods company, which he joined in 1973. Prior to 1995, Mr. Morelli held a number of different positions of increasing responsibility in the areas of information technology, finance, customer service, distribution/logistics and marketing.

              Mr. Michno joined the Company in 1992 and since then has served as its Secretary and General Counsel.  He has practiced law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke.  From 1988 to 1991, he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Role of the Compensation Committee
The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals with respect to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan, as amended and restated as of April 8, 2004 and as further amended and restated as of April 4, 2013 (the “Stock Plan”). Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2015, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers”.

The Committee considers feedback from our shareholders regarding the Company’s executive compensation programs, including the results of our shareholders’ advisory vote on executive compensation. At the  2014 annual meeting, our shareholders approved the executive compensation program by over 99% of the votes cast. Also, in accordance with the preference indicated by more than 97% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board of Directors”.

Compensation Objectives
The fundamental purpose served by every compensation recommendation made by the Company and approved by the Committee is to attract, retain, motivate and appropriately reward a group of highly qualified individuals who contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in developing specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity participation. Of these, the variable elements, incentive cash bonuses and equity compensation, are performance-based, are directly linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders by rewarding performance for meeting or exceeding the established goals. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific annual and long-term strategic goals set by the Company and therefore a significant portion of the total compensation that may be earned by the named executive officers is determined by these variable elements.
Setting Executive Compensation
With the foregoing objectives in mind, the Company targets overall compensation levels for the named executive officers and senior management at the median percentile for similar positions, subject to exceptions that may occur from time to time based on particular facts and circumstances, including, for example, the experience level and performance of the individual executive and market factors.
The Committee has periodically engaged the services of independent executive compensation and benefits consulting firms, primarily Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on the structure of the Company’s compensation programs and to assist it in assessing the competitiveness of the Company’s executive and independent director compensation levels. The chairman of the Committee typically discusses compensation matters with representatives of FW Cook annually. The Committee has the sole authority to select, retain, and terminate any compensation consultant as well as the sole authority to direct the compensation consultant's work and approve fees. The Committee assessed the independence of FW Cook in fiscal 2015 and concluded that its work for the Committee did not raise any conflict of interest. Accordingly, in fiscal 2015, the Committee engaged FW Cook to consult on matters relating to the structure and levels of equity compensation for the senior executives, including the named executive officers, and the level of compensation for the independent directors.

The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many other larger companies in addition to companies that may be considered to be the Company’s peer group. Therefore, the Committee considers prevailing compensation trends and practices in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.
Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to variable incentive compensation.. The Committee reviews all information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation as among cash and non-cash or short-term and long-term incentive compensation. In setting the compensation for the CEO and the other named executive officers for fiscal 2015, the Committee considered FW Cook’s recommendations based on its analysis of the Company’s compensation programs for senior executives, the financial performance of the Company in fiscal 2014, the Company’s projected financial performance in fiscal 2015, the Company’s historical base pay, bonus and equity grant data from the previous three fiscal years and information relating to compensation survey data from the luxury goods industry provided by the Company’s Senior Vice President of Human Resources.
The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of Mr. Coté, the Company’s Vice Chairman and Chief Operating Officer (“Vice Chairman/COO”), the Committee considers the recommendation of the CEO and the Company’s Senior Vice President of Human Resources. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO, the Vice Chairman/COO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also takes into account total compensation earned by and awarded to the named executive officers for the prior three years.
Fiscal 2015 Executive Compensation Components
For the fiscal year ended January 31, 2015, the principal components of compensation for the named executive officers were:
•	base salary;
•	performance-based annual cash compensation;
•	equity incentive compensation;
•	retirement and other post-employment benefits; and
•	perquisites and other personal benefits.

Base Salary
The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training, experience and by reference to the competitive marketplace for comparable talent.  Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:
•	market data with respect to average merit and cost of living increases for similar positions;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
For fiscal 2015, the Committee reviewed an analysis at the beginning of the year prepared by FW Cook of executive management compensation levels and, based on that analysis, determined to keep the annual base salary of the CEO unchanged as compared to fiscal 2014 at $1 million, to increase the base salary levels for the CFO and the Chief Information Officer by $15,000 each and to increase Mr. Coté’s annual base salary from $700,000 to $750,000. Mr. Quintero was hired as President of the Company in July 2014 and his base salary was established by the Committee at that time based on the recommendation of the Company’s Senior Vice President of Human Resources and a consideration of base salary levels for similar executive level positions generally.

Performance-Based Annual Cash Compensation
The Company has two plans under which it provides its named executive officers, other executives and key management level employees annual performance-based opportunities for cash bonuses: the Movado Group, Inc. Executive Performance Plan (the "EPP"), in which only the CEO and the three most highly compensated executive officers as of the last day of the Company’s taxable year, excluding the principal financial officer ("Covered Employees") participate, and the Annual Incentive Compensation Plan, in which the remaining bonus-eligible employees participate. Both plans are designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.

On May 5, 2014, the Committee unanimously approved the adoption of an amendment and restatement, effective February 1, 2014, of the EPP, previously amended and restated effective February 1, 2011 and originally established effective February 1, 2001. The EPP was submitted to and approved by the Company's shareholders at the 2014 annual meeting, the effect of which was to extend the termination date of the EPP to January 31, 2019 and expand the performance criteria for awards under the EPP to match the performance criteria for performance awards under the Company’s Stock Plan.

Under the EPP and consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), within 90 days after the beginning of each fiscal year the Committee establishes target and maximum cash incentive levels for the Covered Employees that are expressed as a percentage of their respective base salaries. At the same time it sets cash incentive targets, the Committee also establishes a corporate performance objective that must be met before any cash incentive payments can be made under the EPP to any of the Covered Employees. As was the case in the three prior fiscal years, for fiscal 2015 the Committee selected adjusted operating profit as the performance objective for the EPP.

For fiscal 2015, the Committee set the target cash incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan discussed below) for the CEO at 100% of his base salary; for Mr. Coté at 75% of his base salary, and for Mr. Morelli at 50% of his base salary. Mr. Quintero was hired as President of the Company in July 2014 and therefore the Committee did not establish a target bonus under the EPP for him in fiscal 2015. The Committee determines the target bonus under the EPP for each named executive officer by exercising its subjective judgment of what an appropriate percentage is, informed by a consideration of the target bonus that was in effect for such officer for each of the three previous years and such person’s total compensation compared to target bonus levels and total compensation payable to other executive officers in other positions within the Company and, more generally, relative to similar executive positions in the broad competitive marketplace. In addition, the Committee established the maximum cash incentive payments under the EPP to any of the named executive officers at 200% of their target cash incentive amounts. The EPP provides that total cash incentives payable thereunder to all the named executive officers (or any single named executive officer) in any year may not exceed $5 million. Please see the GRANTS OF PLAN-BASED AWARDS TABLE for the target and maximum cash incentive awards payable to each of the named executive officers in respect of fiscal 2015.

No cash incentives are paid to any of the named executive officers under the EPP unless the threshold corporate performance objective for the year is achieved. For fiscal 2015, the threshold performance goal under the EPP was established as operating profit of $40 million, adjusted for restructuring charges and other unusual items.

If the Company achieves the corporate performance goal under the EPP, the Committee then assesses the Company’s overall financial performance and each Covered Employee’s individual performance in exercising its discretion to determine the cash incentive actually paid to any of them under the EPP, which may not, in any event, exceed the maximum set at the beginning of the year. To assess corporate performance for the fiscal year, the Committee considers as a threshold matter whether the Company met the criteria for funding the bonus pool under the Annual Incentive Compensation Plan. As there is no separate bonus pool for the EPP, the bonus pool under the Annual Incentive Compensation Plan must be funded for there to be any payment under the EPP to any of the participants in that plan. Just as with the corporate performance objective established by the Committee under the EPP, the financial performance measures approved by the Committee under the Annual Incentive Compensation Plan (including the performance measure necessary to fund the bonus pool under that plan) are determined within 90 days after the beginning of the award period when the only information available to the Committee with respect to the Company’s financial performance for the fiscal year is the Company’s operating budget for the year.  If the Annual Incentive Compensation Plan bonus pool is funded, then the Committee also considers the overall level of bonus pool funding under that plan and the other criteria for measuring corporate performance that are established as financial targets under the Annual Incentive Compensation Plan as part of the annual budgeting process and approved by the Committee within 90 days after the beginning of each fiscal year.

In fiscal 2015, the Annual Incentive Compensation Plan provided for 100% bonus pool funding (comprised primarily of cash with an equity component) if the Company achieved its operating profit goal of $90 million, adjusted for restructuring charges and other unusual items, and additional bonus pool funding if actual operating profit for fiscal 2015 exceeded the goal. The Annual Incentive Compensation Plan for fiscal 2015 did not provide for any partial bonus pool funding for operating profit of less than $90 million. The equity component of the Annual Incentive Compensation Plan payments consists of a Common Stock award that cliff vests on the third anniversary of the grant date subject to the continued employment of the award grantee with the Company. See discussion under Equity Incentive Compensation below.

If the bonus pool is funded, the Committee considers the extent to which the other financial criteria under the Annual Incentive Compensation Plan have been met in determining the cash incentive amount to pay to each Covered Employee under the EPP. The financial performance measures serve the purpose of providing the Committee with objective criteria by which to assess the Company’s performance notwithstanding that they are not assigned a relative weight to one another.  Those criteria consist of key indicators against which to measure how well or how poorly the Company performed overall for the year.

It is not necessary that every single corporate performance measure be met for bonuses to be paid.  However, as discussed above, the corporate performance objective established by the Committee under the EPP must be met as a precondition to making any payments under that plan and the financial performance measure under the Annual Incentive Compensation Plan required for bonus pool funding  must also be met before any bonuses will be paid under the EPP.  If those predicate corporate performance measures are met, then the Committee may determine in its discretion to pay bonuses regardless of whether any of the other measures are met. Similarly, even if all the corporate performance measures are met, the Committee retains the discretion to decrease or eliminate but not to increase the maximum cash incentive payable to each Covered Employee under the EPP. In other words, the Committee has the discretion to pay no bonuses or to pay reduced bonuses to the Covered Employees even if all of the identified corporate performance measures are met.

In fiscal 2015, the Company exceeded the operating profit goal of $40 million that had been established under the EPP but did not reach the required level of $90 million in operating profit necessary to fund the bonus pool under the Annual Incentive Compensation Plan. Therefore no bonuses were paid to any of the Covered Employees or to any of the other named executive officers, including the CEO, and it was unnecessary for the Committee to look to any other financial performance measures under the Annual Incentive Compensation Plan.

There is no relative weight given by the Committee to the financial performance of the Company as compared to the individual performance of any executive officer.  However, it is a precondition for any Covered Employee to receive any payment under the EPP that the defined corporate performance objective under that plan must have been met. Further, as there is no separate funding for the EPP other than the bonus pool provided for under the Annual Incentive Compensation Plan, unless the predicate corporate performance measure for bonus pool funding under the Annual Incentive Compensation Plan is met, then there is no bonus pool from which to pay bonuses to the Covered Employees or the other named executive officers, including the CEO, under either plan. Therefore, although the Committee does not assign any numerical or weighted value to individual performance as compared to corporate financial performance, unless the foregoing threshold corporate performance measures are satisfied, the Committee will not approve a cash incentive payment to any named executive officer under the EPP or the Annual Incentive Compensation Plan regardless of individual performance.

So long as the corporate performance objective established under the EPP has been met, the Committee retains the discretion to pay an award to any of the Covered Employees under that plan regardless of whether any other performance criteria (individual or corporate) are met. However, in exercising its discretion the Committee does, in practice, take into account these other criteria, including individual performance.  In considering individual performance, the Committee is briefed by, and relies on a general summary assessment  and recommendation provided by, the Company’s CEO and/or Senior Vice President of Human Resources relative to the performance of each of the named executive officers (other than the CEO). That summary assessment and recommendation is based on and generally reflects the individual assessment provided to the Human Resources department by each named executive officer’s immediate supervisor which itself would typically address the individual performance goals of such named executive officer as well as his or her overall performance.  Therefore, when the Committee considers individual named executive officer performance in this way, including consideration of whether individual goals have been met, the Committee does so indirectly as it is not apprised of any named executive officer’s specific personal goals nor does it (with the exception of the CEO) independently consider, or assess individual named executive officer performance relative to, those goals.

When it considers the individual performance of the CEO in exercising its discretion to approve any cash incentive payment made to him under the EPP, the Committee refers to the CEO’s individual performance goals but does not base its assessment of his performance solely or even primarily on those goals since it may, consistent with the plan, approve award payments regardless of whether other performance criteria (besides the requisite corporate performance goal established under the EPP) have been met.  In fiscal 2015, the CEO’s individual objectives included net sales of $645 million, operating profit of $90 million and cash flow from operations of $60 million, none of which targets were achieved. Therefore, although the operating profit goal under the EPP was achieved for the year, no bonus was paid to the CEO in respect of fiscal 2015. Other goals set by the CEO for fiscal 2015 included non-quantitative objectives that were not specifically considered by the Committee as part of its determination not to make any cash incentive payment to him under the EPP.  However, the Committee does evaluate the CEO’s individual performance against those other objectives for the year subsequent to and separate from the deliberative process conducted under the EPP.

Equity Incentive Compensation

Stock ownership is a key element of the Company’s compensation program for the named executive officers, senior management generally, as well as mid-level managers throughout the Company. Under the Stock Plan, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

All grants made by the Committee under the Stock Plan since its inception have been either in the form of stock options, time-vesting stock awards (pursuant to which, unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards are useful retention tools to the extent that vesting only occurs after a period of several years and are also an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. The Committee normally makes annual grants under the Stock Plan within 30 days after the release of the Company’s fourth quarter and year-end earnings.

All stock options granted under the Stock Plan have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date and typically have either vested incrementally over a period of three or five years or cliff-vested after three years. Most grants under the Stock Plan were in the form of stock options until fiscal 2004 when the Committee decided to utilize primarily time-vesting stock awards for most Stock Plan participants and to use stock options exclusively for grants to certain newly hired and/or newly promoted employees and for the CEO and the President/COO. Newly hired and promoted employees who receive stock options are granted them by the Committee either prospectively, effective on the specified date of their hire or the date of their promotion, or after their hiring or promotion on the next regularly scheduled meeting date of the Committee. Although the Committee did not make any stock option grants to any of the named executive officers between fiscal 2010 and fiscal 2012, it continues to view stock options as an effective means to closely tie individual performance directly to the Company’s stock price performance because stock options will have no value unless the Company’s share price has increased from the date of grant (unlike time-vesting stock awards, which have some value upon vesting even if the price of the Company’s stock has declined since the date of grant). Accordingly, the Committee decided to resume the use of stock options as a long-term, non-cash incentive for the named executive officers and other senior executives beginning in fiscal 2013.

In the beginning of fiscal 2011, the Committee approved management’s recommendation to suspend further grants of performance-based equity awards (such awards having been previously forfeited) and, in lieu thereof, to grant three year cliff-vesting stock awards to all Stock Plan participants at the director level and above, including to the named executive officers (except to Mr. E. Grinberg and Mr. Coté in fiscal 2011). Management concluded, and the Committee agreed, that time-vesting awards would be more effective than performance-based awards in motivating and retaining key employees in the three year period before vesting occurred.

Also in the beginning of fiscal 2011, the Committee approved management’s recommendation to include an equity component as part of the Annual Incentive Compensation Plan to supplement the maximum realizable value to bonus eligible employees, recognizing that no cash bonuses had been paid for the previous two fiscal years, while continuing to prudently limit the Company’s current compensation expenses in light of ongoing uncertain economic conditions prevailing at that time.  Each such equity grant was for that number of shares of Common Stock equal in value on the grant date to approximately 25% of the grantee’s then current, full target bonus amount.  The Annual Incentive Compensation Plans approved by the Committee for each fiscal year since then have also contained the same equity component consisting of three year, cliff-vesting stock awards. Such stock grants made to the named executive officers in April 2014 are reported in the SUMMARY COMPENSATION TABLE for fiscal 2015 and in the GRANTS OF PLAN-BASED AWARDS table below.

Considering this history of using various types of equity grants under the Stock Plan, the Committee currently believes that the most effective use of equity as a component of compensation for the named executive officers and other senior level executives is a mix of three-year time-vesting stock awards and stock options which cliff-vest three years from the grant date. In this way, a significant portion of their compensation is directly dependent on an increase in the share price, thereby more closely aligning their long term objectives with enhancing shareholder value over time.
Retirement and Other Post Employment Benefits
401(k) Plan
All employees in the United States including the named executive officers are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”). In addition, the named executive officers as well as certain other executives selected by the Committee are eligible to participate in the Deferred Compensation Plan for Executives.

Deferred Compensation Plan

The Company’s Amended and Restated Deferred Compensation Plan for Executives (“DCP”) was originally adopted effective June 1, 1995, and was originally approved by the Company’s shareholders on June 14, 1996.  It was subsequently amended and most recently amended and restated at the annual shareholders meeting in 2013 to extend its term through June 13, 2023. The DCP is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either

10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary.  Of the named executive officers, Mr. Grinberg, Mr. Coté and Mr.Quintero are Group I participants.  Mr. Morelli and Ms. DeMarsilis are Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock vesting ratably in annual installments over five years. The DCP also permits the Company to make discretionary contributions to any participant’s DCP account.

 Participants may direct the investment of amounts in their DCP accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. Those funds and their returns for fiscal 2015 are shown and further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.

Severance and Change of Control Agreements

The Company has severance agreements with Mr. Morelli and Mr. Quintero which provide for certain benefits to the executives in exchange for certain post-employment restrictions. The agreements prohibit them from working in the watch or jewelry business after the termination of their employment for any reason for the 12 months during which the Company pays them severance and prevent them from soliciting Company employees for 12 months after the termination of their employment. In addition, the Company has a change-in-control agreement with each of Mr. Coté and Mr. Morelli. Under these change-in-control agreements, each of Mr. Coté and Mr. Morelli will continue to be paid his then current base salary (for 24 months in the case of Mr. Coté and for 18 months in the case of Mr. Morelli) after the termination of his employment following a change in control unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by the employee without good reason.

For a detailed description of the agreements between the Company and each of Messrs. Coté, Morelli and Quintero, please refer to the discussion under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below.

Perquisites and Other Personal Benefits

As part of providing a competitive executive compensation program, the Company provides to the CEO and the other named executive officers certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to the named executive officers.

The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.

The Company provides each of its named executive officers with a taxable car allowance, and in some cases, automobile insurance reimbursement.

The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2015 are included in column (i) of the SUMMARY COMPENSATION TABLE below.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to the chief executive officer and the three other highest paid executives (other than our chief financial officer) unless the compensation meets certain requirements relating to performance-based compensation.  The Company’s compensation plans (including our Stock Plan and EPP) have been approved by our shareholders and are designed to enable the Committee to award annual bonuses and grants of stock options and other equity-based awards which could qualify for exemption from the application of Section 162(m).  The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility.  However, the Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests (including grants of time-based restricted stock and use of discretion in our annual bonus arrangements).

Accounting for Stock-Based Compensation
Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718 (previously FASB Statement 123(R)). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2015.

THE COMPENSATION COMMITTEE

Alan H. Howard, Chairman, Lead Director
Margaret Hayes Adame
Nathan Leventhal
Maurice Reznik

The Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE FOR FISCAL 2015

The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2015 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2015. The foregoing individuals are referred to in this proxy statement as the “named executive officers”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Efraim Grinberg, Chairman and Chief Executive Officer	2015 2014 2013	1,000,004 1,028,843 950,000	- - -	755,422 713,081 178,126	485,730 469,400 721,800	- 950,000 1,045,000	- - -	258,243 266,432 309,010	(5)	2,499,399 3,427,756 3,203,936
Sallie A. DeMarsilis, Chief Financial Officer	2015 2014 2013	482,635 486,154 458,077	- - -	185,117 172,786 56,238	113,337 113,760 226,164	- 223,250 253,000	- - -	59,317 60,540 58,940	(6)	840,406 1,056,490 1,052,419
Richard Coté, Vice Chairman, Chief Operating Officer	2015 2014 2013	742,116 717,309 640,385	- - -	392,390 366,113 112,502	251,860 241,200 452,328	- 498,750 585,000	- - -	128,623 118,415 133,519	(7)	1,514,989 1,941,787 1,923,734
Ricardo Quintero, President	2015 2014 2013	419,665 - -	- - -	1,000,034 - -	535,742 - -	-	- - -	45,403	(8)	2,000,844
Frank A. Morelli, SVP, Global Business Processes, CIO	2015 2014 2013	472,635 475,769 448,077	- - -	171,218 168,508 54,988	109,739 111,600 221,352	- 230,000 247,500	- - -	33,618 33,673 31,500	(9)	787,210 1,019,550 1,003,417

(1)	Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE. Salary amounts for fiscal 2014 also reflect 27 bi-weekly pay periods which occurred in that year due to a calendar shift (compared to the usual 26 periods).

(2)	Amounts shown under the “Stock Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the stock awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Assumptions used in calculating these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended January 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on March 31, 2015. The stock awards granted in fiscal 2013, 2014 and 2015 cliff-vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee, except that the stock award granted to Mr. Quintero in fiscal 2015 vests in equal installments on each of the first, second and third anniversaries of the grant date.

(3)	Amounts shown under the “Option Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the option awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Assumptions used in calculating these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended January 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on March 31, 2015. The option awards granted in fiscal 2013, 2014 and 2015 cliff-vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee, except that the stock option granted to Mr. Quintero in fiscal 2015 vests in equal installments on each of the first, second and third anniversaries of the grant date.

(4)	Represents annual incentive payments under the EPP and the Annual Incentive Compensation Plan. See “Fiscal 2015 Executive Compensation Components – Performance-Based Annual Cash Compensation” above.

(5)	Includes a taxable car allowance and automobile insurance reimbursement of $21,355. Includes $33,488 for premiums paid in respect of certain life insurance policies purchased for Mr. Grinberg by the Company. Under his arrangement with the Company, Mr. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $3,400 matching contribution made by the Company for the account of Mr. Grinberg under the Company's 401(k) Plan. Includes a combined matching and discretionary cash contribution of $160,000 and a combined matching and discretionary non-cash contribution of 1,069.16 phantom stock units valued at $40,000 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(6)	Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Includes a $3,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes a matching cash contribution of $19,308 and a matching non-cash contribution of 134.13 phantom stock units valued at $4,809 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(7)	Includes a taxable car allowance and automobile insurance reimbursement of $13,067. Includes a $3,400 matching contribution made by the Company for the account of Mr. Coté under the Company’s 401(k) Plan. Includes a combined matching and discretionary cash contribution of $89,385 and a combined matching and discretionary non-cash contribution of 603.81 phantom stock units valued at $22,231 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(8)	Includes a taxable car allowance of $5,307. Includes a matching cash contribution of $33,461 and a matching non-cash contribution of 220.51 phantom stock units valued at $6,635 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(9)	Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Mr. Morelli under the Company’s 401(k) Plan. Includes a matching cash contribution of $18,908 and a matching non-cash contribution of 131.34 phantom stock units valued at $4,710 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

Name	Grant Date	Date of Action by Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Efraim Grinberg	04/15/14 04/15/14	03/18/14 03/18/14	-	1,000,000	2,000,000	-	17,935	-	27,000	42.12	755,422 485,730
Sallie DeMarsilis	04/15/14 04/15/14	03/18/14 03/18/14	-	242,500	485,000	-	4,395	-	6,300	42.12	185,117 113,337
Richard Coté	04/15/14 04/15/14	03/18/14 03/18/14	-	562,500	1,125,000	-	9,316	-	14,000	42.12	392,390 251,860
Frank Morelli	04/15/14 04/15/14	03/18/14 03/18/14	-	237,500	475,000	-	4,065	-	6,100	42.12	171,218 109,739
Ricardo Quintero	07/14/14 07/14/14	07/14/14 07/14/14	-	562,500	1,125,000	-	24,680	-	29,780	40.52	1,000,034 535,742

(1)	Includes annual cash incentive opportunities for the named executive officers in fiscal 2015 under the Company’s EPP and Annual Incentive Compensation Plan. See “Fiscal 2015 Executive Compensation Components – Performance Based Annual Cash Compensation” above. There is no threshold performance level provided for under the EPP or the Annual Incentive Compensation Plan.

(2)	Reflects time-vesting stock awards discussed above under “Equity Incentive Compensation”. The shares subject to the awards cliff-vest on the third anniversary of the grant date, except that the stock award granted to Mr. Quintero vests in equal installments on each of the first, second and third anniversaries of the grant date.

(3)	Reflects stock options to purchase Common Stock granted under the Stock Plan. These options become fully exercisable on the third anniversary of the grant date, except that the stock option granted to Mr. Quintero vests in equal installments on each of the first, second and third anniversaries of the grant date. All of the options expire on the tenth anniversary of the grant date.

(4)	The amounts in column (l) represent the grant date fair value of the stock awards and the option awards computed in accordance with FASB ASC Topic 718 (previously FAS 123(R)).

None of the named executive officers have employment agreements. The Company has entered into severance and/or change in control agreements with Messrs. Coté, Morelli and Quintero, which are described under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below. In addition, the Stock Plan provides for accelerated vesting of equity compensation (stock options and stock awards) in the event of a change in control or in the event of a participant’s death, disability or retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Efraim Grinberg	40,000 58,000	60,000 32,600 27,000	-	32.92 22.04 26.59 30.34 42.12	4/30/17 4/28/18 4/20/22 4/19/23 4/15/24	48,137	1,156,732	-	-
Sallie DeMarsilis	10,000	18,800 7,900 6,300	-	23.77 26.59 30.34 42.12	1/07/18 4/20/22 4/19/23 4/15/24	12,205	293,286	-	-
Richard Coté	30,000 24,000 35,000	37,600 16,750 14,000	-	18.41 32.92 22.04 26.59 30.34 42.12	5/31/16 4/30/17 4/28/18 4/20/22 4/19/23 4/15/24	31,614	759,684	-	-
Ricardo Quintero	-	29,780	-	40.52	7/14/24	24,680	593,060	-	-
Frank Morelli	10,000	18,400 7,750 6,100	-	20.22 26.59 30.34 42.12	2/13/16 4/20/22 4/19/23 4/15/24	11,687	280,839	-	-

(1)	The options with an exercise price of $26.59/share were granted April 20, 2012 and vest April 20, 2015. The options with an exercise price of $30.34/share were granted April 19, 2013 and vest April 19, 2016.
The options with an exercise price of $42.12/share were granted April 15, 2014 and vest April 15, 2017.
The option granted to Mr. Quintero when he joined the Company on July 14, 2014 vests in equal installments on each of the first, second and third anniversaries of the grant date.

(2)	Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2015 Executive Compensation Components –Equity Incentive Compensation”. The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates.

Name	Vesting Date	Shares (#)
Efraim Grinberg	04/20/2015 04/19/2016 04/15/2017	6,699 23,503 17,935
Sallie DeMarsilis	04/20/2015 04/19/2016 04/15/2017	2,115 5,695 4,395
Richard Coté	04/20/2015 04/27/2015 04/19/2016 04/15/2017	4,231 6,000 12,067 9,316
Ricardo Quintero	07/14/2017	24,680
Frank Morelli	04/20/2015 04/19/2016 04/15/2017	2,068 5,554 4,065

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2015

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Efraim Grinberg	-	-	7,162	298,154
Sallie DeMarsilis	-	-	3,599	149,826
Richard Coté	65,000	1,174,250	10,769	448,313
Ricardo Quintero	-	-	-	-
Frank Morelli	-	-	3,845	68,675

(1)	Mr. Coté took delivery of the underlying shares represented by the options he exercised. The amount shown for him in the table above represents the difference between the market price of the Common Stock on the date of his two option exercises and the exercise price of the options.
(2)	Value represents the mathematical product resulting from multiplying the number of shares vesting by the market price of the shares on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). Of the named executive officers, Mr. Grinberg, Mr. Coté and Mr. Quintero are in Group I and Ms. DeMarsilis and Mr. Morelli are in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2015.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2015

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Efraim Grinberg	100,000	200,000	(298,372)	-	5,530,000
Sallie DeMarsilis	176,486	24,117	1,838	-	1,308,241
Richard Coté	784,471	111,616	7,910	-	7,064,325
Frank Morelli	143,452	23,617	(1,591)	-	1,339,620
Ricardo Quintero	41,827	40,096	(2,232)	-	424,907

(1)	The amounts reported in columns (b) and (c) are also reported as compensation to the named executive officer in columns (c) and (i), respectively, of the SUMMARY COMPENSATION TABLE above.

(2)	The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Morelli. Mr. Morelli was not a named executive officer prior to fiscal 2010. Therefore, except for the executive contributions and contributions by the Company that are reported in the Summary Compensation Table or that were reported in prior Summary Compensation Tables for fiscal 2010 through fiscal 2014, the remainder of the aggregate balance for Mr. Morelli relates to prior year contributions and earnings not previously disclosed in Summary Compensation Tables in our prior proxy statements.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested.  Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company.  A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of fifty-five (55), provided the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate).  A participant whose employment terminates for any other reason forfeits unvested amounts.  If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.

Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the DCP. The table below shows the funds available under the DCP and their annual rate of return for 2014 as reported by the plan administrator.

Name of Fund	Rate of Return (%)
Davis New York Venture Fund Cl A	6.55
JPMorgan Equity Index SEL	13.40
JPMorgan Intrepid Value SEL	13.93
JPMorgan Large Cap Growth R5	11.08
Columbia Mid Cap Value Z	12.32
Columbia Sm/Mid Cap Val Fund Cl K	6.73
SPTN Mid Cap Index ADV	13.14
Invesco Sm Cap Equity Fund R5 Class	2.55
SPTN Small Cap Index ADV	5.09
1st Eagle Overseas A	(0.97)
Artisan International Value INV	(0.59)
Lazard Emerging Markets EQ O	(4.39)
SPTN International Index ADV	(5.37)
ABF Balanced INV	8.93
JPMorgan SmartRetirement Income SEL	4.98
JPMorgan SmartRetirement 2015 SEL	5.70
JPMorgan SmartRetirement 2020 SEL	6.77
JPMorgan SmartRetirement 2025 SEL	7.23
JPMorgan SmartRetirement 2030 SEL	7.51
JPMorgan SmartRetirement 2035 SEL	7.64
JPMorgan SmartRetirement 2040 SEL	7.76
JPMorgan SmartRetirement 2045 SEL	7.69
JPMorgan SmartRetirement 2050 SEL	7.62
JPMorgan High Yield A	2.37
PIMCO Total Return ADM	4.43
JPMorgan Prime MM Morgan	0.01

Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have employment agreements. The Company has entered into severance and/or change in control agreements with Messrs. Coté, Morelli and Quintero, which are described below. In addition, the DCP and the Stock Plan provide for accelerated vesting, respectively, of Company matching contributions and of equity compensation (stock options and stock awards) in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.

Severance Agreements

Mr. Coté and Mr. Morelli each have an agreement providing for the continuation of his then applicable annual base salary, paid bi-weekly (to Mr. Coté for 24 months and to Mr. Morelli for 18 months) following the termination of his employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or is by Mr. Coté or Mr. Morelli, respectively, other than because of an “adverse change” in the conditions of his employment. Their agreements define such an adverse change as any of the following by the Company:

●	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;

●	reducing his base salary;

●
discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate; or

●	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.

“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreements also obligate each of Mr. Coté and Mr. Morelli to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.

 If there had been a change in control of the Company on January 31, 2015, and Mr. Coté’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $750,000, paid in bi-weekly installments through January 31, 2017.  If there had been a change in control of the Company on January 31, 2015, and Mr. Morelli’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $475,000 through June 30, 2016.

Mr. Morelli has a severance agreement with the Company providing that, although he is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The agreement also contains a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment with the Company, a twelve month non-solicitation clause and a confidentiality provision. If the Company had terminated the employment of Mr. Morelli without cause on January 31, 2015, then he would have been entitled to receive $475,000in severance paid in bi-weekly installments through January 31, 2016.

Mr. Quintero’s agreement with the Company provides that his employment is at will but that he will be entitled to receive severance payments for one year in the form of salary continuation upon termination of his employment by the Company without cause, which is not defined. The agreement also contains a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment, or for the duration of any period during which he is paid severance. The Agreement also contains a prohibition against the solicitation of Company employees for a period of 12 months after the termination of his employment. If the Company had terminated the employment of Mr. Quintero without cause on January 31, 2015, then he would have been entitled to receive $750,000 in severance paid in bi-weekly installments through January 31, 2016.

Change in Control

In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control” including:

●	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court;

●	sale of substantially all of the Company’s business or assets;

●
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on the effective date of the Stock Plan (or DCP, as applicable) (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

●
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board after the transaction were Board members immediately before the transaction; and

●	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2015.

Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($) (1)	Early Vesting of Stock Awards ($) (2)
Efraim Grinberg	462,151	-	1,156,732
Sallie DeMarsilis	53,729	-	293,286
Richard Coté	240,292	-	759,684
Ricardo Quintero	32,272	-	593,060
Frank Morelli	51,084	-	280,839

(1)	The value of early vesting of stock options was determined based on the extent by which the exercise price of the subject options exceeded $24.03/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2015.

(2)	The value of early vesting of stock awards was determined based on a value of $24.03/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2015).

Death or Disability; Retirement

If any of the named executive officers had died, become permanently disabled or retired on January 31, 2015, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Retirement triggers immediate vesting (i) under the Stock Plan provided that the retiring employee is at least the age of 65 and (ii) under both the Stock Plan and the DCP if the retiring employee is at least the age of 55 and has been employed continuously by the Company for at least 10 years and the Compensation Committee approves the immediate vesting. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the subject plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality.  The values of such early vesting under both plans as of January 31, 2015 are shown in the table above.

DIRECTOR COMPENSATION

No executive officer of the Company receives any additional compensation for serving on the Board of Directors. The annual compensation paid to the independent directors for fiscal 2015 consisted of a $60,000 cash component and an equity component valued at approximately $90,000 in the form of a stock award, cliff-vesting in one year. The value of the equity component of independent director compensation was increased in the beginning of fiscal 2015 from $70,000 to $90,000, based on an FW Cook analysis, in order to bring total compensation for the Company’s independent directors near the median percentile of a representative peer group selected for purposes of the study.  In addition to the annual base compensation, the annual fees paid to the committee chairpersons were as follows: Audit: $15,000; Compensation and Nominating/Corporate Governance: $10,000; and the annual fee paid to the lead director was $20,000. The cash compensation is paid quarterly and the equity grant is made once each year in April.

Also in the beginning of fiscal 2015, the Board approved a management recommendation that each director be granted an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. In addition, recognizing that ownership of the Company’s common stock more closely aligns independent director interests with the long-term interests of shareholders and is consistent with best governance practices, the Compensation Committee recommended and Board adopted stock ownership guidelines for the independent directors to the effect that each independent director is expected to beneficially own, shares of the Company’s Common Stock with a market value of at least $200,000.

The following table shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2015:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Margaret Hayes Adame	60,000	90,137	-	1,250	151,387
Peter Bridgman	60,000	90,137	-	1,220	151,387
Alan H. Howard	90,000	90,137	-	1,250	181,607
Richard Isserman	75,000	90,137	-	1,199	166,336
Nathan Leventhal	70,000	90,137	-	-	160,137
Maurice Reznik	60,000	90,137	-	1,250	151,387

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Assumptions used in calculating these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended January 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on March 31, 2015. Each non-employee director was granted one stock award in fiscal 2015 for 2,140 shares of the Company’s Common Stock. At January 31, 2015 each non-employee director held no other stock awards except this one, unvested stock award.

(2)	Each independent director is provided an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. The amounts listed above reflect the actual allowance utilized by each independent director, at Company cost.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the Company’s Senior Vice President Customer/Consumer Centric Initiatives in the United States and earned $308,425 in salary in fiscal 2015. In addition, as a participant in the Company’s Stock Plan, Mr. Alex Grinberg received an award of 1,790 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in the Stock Plan. Mr. Alex Grinberg is also a member of the Board of Directors.

Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Retail Group, Inc. and earned $412,635 in salary in fiscal 2015. In addition, as a participant in the Company’s Stock Plan, Mr. Phalen received an award of 2,377 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in those plans.

The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the Nominating/Corporate Governance Committee.  Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, could reasonably appear to present a conflict of interest.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2015.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,033,393	(2)	$ 30.08	(3)	3,268,885	(4)
Equity compensation plans not approved by security holders (5)	31,130		Not Applicable		-
Total	1,064,523		$ 30.08		3,524,053
_______________________________
(1)            Includes the Stock Plan and the DCP.
(2)	Includes 953,576 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under the Stock Plan and 79,817 phantom stock units issuable as 79,817 shares of Common Stock under the DCP.
(3)            Weighted average exercise price of options outstanding under the Stock Plan.
(4)	Number of shares available for issuance under the Stock Plan as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.
(5)	The Company’s 401(k) Plan, described in Note 11 to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PWC”), the evaluation by PWC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2015.  The Audit Committee has discussed with PWC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PWC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PWC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the SEC.

The Committee and the Board also have recommended, subject to shareholder approval, the selection of PWC as the Company’s independent auditors for fiscal 2016.

Members of the Audit Committee:
Richard Isserman (chairman)
Peter A. Bridgman
Alan H. Howard
Maurice Reznik

The Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

 FISCAL 2015 AND 2014 AUDIT AND RELATED FEE SUMMARY

The following table presents the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2014 and 2015.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2014	1,958,000	-	-	2,000	1,960,000
2015	1,771,000	-	-	2,000	1,773,000

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC.

All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.

The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for the year ending January 31, 2016, subject to ratification of such appointment by the Company’s shareholders.  PricewaterhouseCoopers LLP has served as the Company's independent registered public accounting firm since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that the shareholders vote FOR such ratification.  Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders.

As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.
Accordingly, we are asking for shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders is hereby APPROVED.”
The Board recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the SEC.  The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that the Form 4s filed on behalf of the named executive officers, Alexander Grinberg and Ms. Phalen reporting phantom stock units acquired as part of the Company quarterly match under the DCP on December 31, 2014 were inadvertently filed one day late.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein.  If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as filed with the SEC.  Requests should be directed to Timothy F. Michno, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

May 13, 2015

MOVADO GROUP, INC. C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help us reduce our costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐

1.	Election of Directors Nominees

01	Margaret Hayes Adame	02	Peter A. Bridgman	03	Richard Coté	04	Alex Grinberg	05	Efraim Grinberg
06	Alan H. Howard	07	Richard Isserman	08	Nathan Leventhal	09	Maurice Reznik

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2016.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the proxy statement under "Executive Compensation".	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - June 25, 2015

The shareholder(s) hereby appoint(s) Timothy F. Michno and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00 AM, Eastern Time on June 25, 2015, at 25 West 39th Street, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000249188_2    R1.0.0.51160